Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Vinci Partners Investments Ltd.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
$1,180.96	Class A Common Shares, par value US$0.00005 per share	Rule 457(c) and Rule 457(h)	950,000	$13.50	$12,825,000	0.0000927	$1,188.88
Total Offering Amounts							$1,188.88
Total Fee Offsets(3)							-
Net Fee Due							$1,188.88

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 950,000 Class A common shares, par value US$0.00005 per share (“Class A Common Shares”) of Vinci Partners Investment Ltd. (the “Company” or “Registrant”) (i) authorized for issuance for Vinci Partners Investment Ltd. 2022 Restricted Share Unit Award Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Class A Common Shares that may become issuable in connection with Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low sales price per Class A Common Share as reported on The Nasdaq Global Select Market on March 29, 2022.

(3)	The Registrant does not have any fee offsets.